Exhibit 10.12

MINERAL LEASE AGREEMENT

THIS AGREEMENT is made effective as of the 26th day of November, 2004 (the “Effective Date”), regardless of the actual dates of execution, by and between TIMBERLINE RESOURCES CORPORATION, an Idaho corporation, hereinafter designated as “Owner”, and STERLING MINING COMPANY, an Idaho corporation, hereinafter designated as “Sterling.” Sterling and Owner may be referenced jointly in this Agreement as the “Parties” or singly as a “Party.”

WHEREAS, Owner holds an exclusive possessory interest, subject to the paramount title of the United States, to the unpatented lode mining claims situated in Sanders County and Lincoln County, Montana, known as the Minton Pass, Lucky Luke, East Bull, and Standard Creek claims, which are hereinafter referred to as the “Property” and are more fully described in Exhibit “A” attached hereto, and

WHEREAS, Owner and Sterling desire to formalize the conditions originally agreed to in a Letter of Intent dated June 15, 2004 between the parties, and to enter into an Agreement whereby Sterling shall have the exclusive right and privilege to explore for, develop, and mine any ores, minerals, and material on or under the Property, all on the terms and conditions as hereunder set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein expressed, the Parties agree as follows:

1.	PROPERTY DESCRIPTION; AREA OF INTEREST; RELINQUISHMENT

A. Property Description. The Minton Pass, Lucky Luke, East Bull and Standard Creek groups of unpatented lode mining claims, located in Sanders County and Lincoln County, Montana, which are subject to this Agreement, are described in Exhibit “A” attached hereto.

B. Area of Interest. Owner and Sterling agree that, during the term of this Agreement, an Area of Interest will be established around each claim group that constitutes the Property. The Area of Interest shall be defined as that area within one mile of the exterior boundaries of the groups of unpatented mining claims described in Exhibit “A”.

Any property or interests therein (“Additional Lands”) acquired (whether by staking, leasing, purchase or otherwise) by Sterling within the Area of Interest during the term of this Agreement, shall be included in and subject to this Agreement as if the newly acquired property was listed in Exhibit “A” and thereafter shall be part of the Property under this Agreement. Promptly following any such acquisition, Sterling shall give written notice to Owner of the acquisition, which notice shall include a true and complete copy of all documents (including all documents relating to or evidencing the acquisition [“Acquisition Documents,]) and data relating to the Additional Lands.

In the event that Owner or its affiliates (including, but not limited to, any person or entity controlling or under common control with Owner) acquires (whether by staking, leasing, purchase or otherwise) any Additional Lands within the Area of Interest during the term of this Agreement, Owner shall give written notice to Sterling of the acquisition, which notice shall include a true and complete copy of all Acquisition Documents and data relating to the Additional Lands. Sterling may elect, by written notice to Owner within sixty (60) days following receipt of Owner’s notice, whether to include the Additional Lands under this Agreement. If Sterling timely elects to include the Additional Lands acquired by Owner under this Agreement, then the Additional Lands shall be included in and subject to this Agreement as if the Additional Lands were listed in Exhibit “A” and thereafter shall be part of the Property under this Agreement.

Following the inclusion of Additional Lands in the Property pursuant to this Section 1, the Parties shall take such actions and execute such instruments (including, without limitation, an amendment to this Agreement) as either Party may desire or as may be required under the terms of the Acquisition Documents or applicable law to subject the Additional Lands and the Acquisition Documents to the terms of this Agreement.

Nothing in this Agreement shall be construed to limit either Party’s right to apply for or otherwise acquire, on its own behalf and without any obligation whatsoever to the other, any right, title or interest whatsoever in or to any real property or mineral interests situated outside of the Area of Interest, and such right, title and interest shall not be subject to this Agreement.

C. Relinquishment. At any time and from time to time during the term of this Agreement, Sterling may relinquish to Owner portions of the Property (the “Relinquished Property”) by delivering to Owner a quitclaim deed of Sterling’s rights, titles and interests in the Relinquished Property under this Agreement; provided, however, that such obligation shall not extend to properties included in the Property pursuant to Section 1.A that are held under lease or similar agreement with a third party and to whom Sterling has a similar obligation to relinquish such Property. Upon delivery of such deed, all of Sterling’s right, title, interest and obligations with respect to the Relinquished Property shall terminate, except that: (1) Sterling shall be responsible to perform its reclamation obligations under Section 12, and (2) if the Relinquished Property includes unpatented mining claims and such mining claims are relinquished after July 1 of any calendar year, Sterling shall be required (as provided in Section 7) to perform all work and make all filings and payments to the Bureau of Land Management to maintain such claims for that calendar year, and (3) Sterling shall be granted a perpetual easement through the relinquished property for access and egress from property not relinquished.

In the event that Sterling elects to relinquish its interest in one or more claim groups, the advance minimum royalty due Owner will be adjusted pursuant to Section 5C. of this Agreement

2.	WARRANTIES AND REPRESENTATIONS

Owner represents and warrants to Sterling that Owner owns and has the exclusive possession of the Property; that title to the Property is free and clear of all liens and encumbrances and of all claims and demands whatsoever; and that the Owner has the full right, power, and capacity to enter into this Agreement upon the terms set forth herein. Owner agrees not to encumber title to the Property while this Agreement is in effect.

3.	TERM

The term of this Agreement shall be for a period of twenty (20) years from the effective date hereof (the “Initial Term”) unless sooner terminated under the provisions of Section 12. Owner grants Sterling the right to renew this Agreement for an additional twenty (20) year period, or for as long as Sterling explores or mines the Property, whichever is longer (the “Renewal Term”. Sterling may exercise its right to renew this Agreement by written notice to Owner given at any time prior to expiration of the Initial Term. The Renewal Term shall be extended for all periods of force majeure, as provided in Section 11.

4.	GRANT OF EXPLORATION AND MINING PRIVILEGE

Owner hereby grants to Sterling, for the term specified in Section 3, the privilege of entering upon the Property described in Exhibit “A”, with the exclusive right and privilege to explore, occupy, prospect for and mine and remove mineral deposits contained upon or within the Property.

(i) For purposes of the rights granted to Sterling by the Owner under this Lease, the Property includes the surface and subsurface of the Property listed in Exhibit “A”, all veins, lodes and all Minerals contained within the Property, and all right, title and interest of Owner in an to all options, contracts, licenses, rights-of-way, water rights and other rights, reserved or granted in, on, upon or pertaining to the Property.

(ii) For purposes of this Agreement, “Minerals” shall mean all base and precious metals, including without limitation copper, lead, zinc, gold, silver, platinum, platinum-group metals, tungsten, antimony, mercury, molybdenum and all other mineral elements and mineral compounds, mineral substances, metals, ore, and ore-bearing materials, and geothermal resources (except fissionable materials, gas, oil, coal, and other hydrocarbons) whether the same are known to exist on the Property or are after the Effective Date discovered on the Property and regardless of the method of extraction, mining, or processing the same, whether known to exist or invented or developed after the Effective Date.

As used in this Agreement, “Explore,” “Exploration,” or “Prospect” shall have reference to entering and conducting all means and methods of search above and below the surface, with or without machinery and equipment, including, but without being limited to:

a)	Conducting geologic, geophysical, geochemical, and other exploration studies and tests.

b)	Digging or excavating pits, adits, shafts, and other types of excavation.

c)	Drilling test holes.

d)	Excavating drill hole sites, sumps, and mud pits.

e)	Constructing roads reasonably required for ingress, egress, access to work and camp sites, and communication.

f)	Extracting and removing samples in non-commercial quantities for the purpose of collecting information and making analyses and tests.

g)	Building camp and other facilities to service exploration operations.

As used in this Agreement, “mine” shall mean the mining, extracting, producing, handling, milling or other processing of minerals, and shall include all preparation (other than Exploration) for the removal and recovery of ores, metals and minerals, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of minerals. In the event of repeal or substantial change in the Mining Law of 1872, Sterling shall have whatever rights may be afforded to Owner under the new laws, including (but not limited to) whatever preferred right Owner may have to a lease or other right or concession from a governmental agency, subject to the payment to Owner of royalties prescribed in Section 6. In no event shall the royalty due to Owner be less than that specified in this Agreement.

5.	PAYMENTS TO OWNER

A. Debt Forgiveness. Upon execution of this Agreement by Sterling, the monies owed to Sterling by Owner, pursuant to a series of loans, will be considered repaid in full, including all accrued interest charges. The parties agree that the principal amount of these loans is approximately Sixty-Five Thousand Five Hundred Dollars ($65,500.00). Owner shall provide Sterling copies of any and all data on the property in its possession and shall prepare a basic geologic map and short report.

B. Repayment of Expenses. Upon execution of this Agreement, Sterling will pay to Owner the sum of Nineteen Thousand Six Hundred Dollars ($19,600.00), which will reimburse Owner for certain expenses involved in obtaining the claims listed in Exhibit “A”.

C. Advance Minimum Royalties.

As used in this Agreement, the term “Lease Year” refers to the 365 or 366 (in the case of a leap year) day period commencing on June 1 of each year during the term of this Agreement and expiring on May 31 of the following year.

Unless this Agreement has been terminated prior to the dates set forth below, Sterling agrees to pay Owner the sum of Five Thousand Dollars ($5,000.00) for each of the claim groups listed in Exhibit “A” that remain subject to this Agreement, on June 1 of each year during continuance of this agreement, with the first Advance Minimum Royalty payment due on June 1, 2007. If all claim groups are still subject to this Agreement on June 1, 2007, the payment to Owner will be Twenty Thousand Dollars ($20,000.00).

All advance minimum royalties specified above shall be applied as an advance against the Net Smelter Return royalty due Owner on production, as defined in Section 6 herein.

Provided always that in the event this Agreement is terminated as provided in Section 12, Sterling shall have no obligation to pay any advance minimum royalties that become due after the Agreement has been terminated. Provided also that if Sterling elects to terminate its interest in one of the claim groups listed in Exhibit “A”, Sterling shall provide notice to Owner of Sterling’s intention to delete that group from this Agreement, prior to June 1 in any year during continuance of this Agreement. The advance minimum royalty payment due pursuant to this section would be reduced by Five Thousand Dollars ($5,000.00) for each claim group dropped from the Agreement. However, Owner shall be entitled to advance minimum royalties, if any, which have accrued but have not been paid prior to such termination.

Advance minimum royalties shall be deemed paid by Sterling when its check therefore is made payable to and mailed to the persons specified in Section 15 hereof (or the agent designated as provided in Section 15) at the address then in effect hereunder.

6.	ROYALTIES

Sterling agrees to pay to Owner One Percent (1%) of the Net Smelter Returns upon all minerals mined and removed from the Property (other than those removed in non-commercial quantities for testing and sampling purposes).

The term “Net Smelter Returns” as used herein shall mean the actual sale proceeds received by Sterling from the sale of ores, metals, minerals or concentrates to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Sterling: (a) sales, use, gross receipts, severance, and other taxes, if any, payable with respect to the severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income; (b) the actual costs of freighting or transporting said ores, metals, minerals, and concentrates from the mine or mill to the where the minerals are smelted, refined and/or sold (including, without limitation, costs of loading transporting and insuring the ores, metals, minerals and concentrates in transit), unless already deducted by the purchaser, and (c) all charges and costs of and relating to milling, smelting and refining (including, without limitation, processing, sampling, assaying, and weighing charges), unless already deducted by the purchaser. In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Sterling, charges, costs and penalties for such operations shall mean the amount that Sterling would have incurred if such operations were carried out at facilities not owned or controlled by Sterling then offering comparable services for comparable products on prevailing terms.

Royalty payments shall be made by Sterling on or before the last day of each calendar month by Sterling for all concentrates sold during the preceding calendar month by Sterling. Royalty or other payments under this Agreement shall be deemed made by Sterling when its check therefore is made payable to and mailed to the persons specified in Section 15 hereof (or the agent designated as provided in Section 15) at the address then in effect hereunder.

All Royalty payments made during each calendar year shall be considered final and in full satisfaction of all obligations of Sterling with respect thereto, unless Owner gives Sterling written notice describing and setting forth a specific objection to the determination thereof within sixty (60) days following the end of the calendar year during which such Royalty payments were paid. During the sixty (60) days period, Owner shall have the right, upon reasonable notice and at a reasonable time, to have Sterling’s accounts and records relating to the calculation of the Royalty paid during such calendar year audited by an independent certified public accountant acceptable to Owner and Sterling. If such audit determines that there has been a deficiency or an excess in the payment(s) made to Owner, such deficiency or excess shall be resolved by adjusting the next monthly Royalty payment due hereunder, or by direct payment if no monthly Royalty payment follows the audit determination, or such payment is insufficient to fully adjust for such deficiency or excess. Owner shall pay all costs of such audit unless a deficiency of ten percent (10%) or more of the amount due to Owner is determined to exist. Sterling shall pay the costs of such audit if a deficiency of ten percent (10%) or more of the amount due to Owner is determined to exist. All books and records used by Sterling to calculate Royalty due hereunder shall be kept in accordance with GAAP, consistently applied. Failure on the part of Owner to make a claim on Sterling for adjustment within the sixty (60) days period shall be deemed to establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

7.	PROTECTION FROM LIENS AND DAMAGES: COMPLIANCE WITH LAWS

Sterling agrees to pay all expenses incurred by it in its operations hereunder and to permit no liens arising from any act of Sterling to remain upon the Property, and to indemnify Owner against any claims, demands or liabilities to third persons resulting from Sterling’s operations on the Property.

Sterling shall conduct itself with respect to the Property and its exploration so as to fully comply in every respect with the applicable laws of the State of Montana and of the United States of America, and with all pertinent and applicable regulations of any governmental agency or body having jurisdiction.

Sterling agrees to perform all work, filings, and payments required to maintain the Property pursuant to Federal, State, or County laws or regulations during the term of this Agreement. Sterling agrees to pay all annual fees required to maintain the Property to the Bureau of Land Management prior to July 1 of each calendar year, and to provide Owner with evidence of such payment.

From and after the Effective Date, Owner shall be responsible for the payment of all taxes and assessments on the Property, and Sterling shall be responsible for payment of all taxes levied upon any improvements, or personal or corporate property placed thereon by Sterling. Sterling also shall be responsible for payment of all taxes levied on ores, metals, minerals, or mineral products mined or produced within the exterior boundary of the Property, including without limitation, all severance and net proceeds of mine taxes, provided that the same may be deductible from Net Smelter Returns as provided in Section 6 of this Agreement. Nothing contained herein, however, shall require Sterling to pay all or any portion of any state, federal or local income or business entity tax or assessment that may be imposed upon Owner.

8.	ACCESS AND INSPECTION

Owner or its duly authorized representatives shall be permitted to enter on the Property and the workings thereon of Sterling at all reasonable times for the purpose of inspection, but in such a manner as not to unreasonably hinder the operations of Sterling. Owner shall indemnify and hold harmless Sterling from and against all claims, demands and liabilities arising from or relating to such entry or inspection, except to the extent caused by Sterling’s gross negligence or willful misconduct.

9.	DELIVERY OF DATA AND CONFIDENTIALITY

A. Data. Sterling shall furnish to Owner, on or before the 30th day after the end of each Lease Year, an annual report that summarizes the previous Lease Year’s work. Within thirty (30) days after termination of this Agreement by Sterling, Sterling shall furnish Owner a report summarizing any scientific or technical data that were generated by Sterling’s operations on the Property but were not covered in the last annual report. Within sixty (60) days following termination of this Agreement by Sterling or Owner, Sterling shall furnish Owner the following: (i) copies of all basic maps, drill and lithology logs, and other factual data and factual material pertaining to the Property prepared by Sterling in connection with operations under this Agreement. Notwithstanding the foregoing, it is understood and agreed that: (1) Sterling shall be under no obligation whatsoever to provide Owner with any interpretive or financial information or any information regarding proprietary techniques or processes; (2) Owner shall rely and act on all information provided by Sterling at Owner’s sole risk; and (3) Sterling shall have no liability on account of any such information received or acted on by Owner. Sterling agrees that as to any core or drill cuttings from the Property included under this Agreement retained by Sterling after termination of this Agreement, it shall allow Owner or its agent to examine such core or cuttings at the place of storage, and Sterling agrees that it shall notify Owner if Sterling chooses to discard any core or cuttings, whereupon Owner shall have thirty (30) days within which to remove, at Owner’s cost, such core or cuttings as it chooses to remove. Sterling shall not be liable for the loss or destruction of core or cuttings not removed within the said thirty (30) day period.

B. Confidentiality. Owner agrees that, during the term of this Agreement, it shall treat all reports and other information (“Data”) related to or acquired under this Agreement, including without limitation any interpretative, proprietary or financial information, as confidential and shall not give, disclose or make available any such information to any third party or to the public without the prior written consent of Sterling, except and to the extent required by applicable law or the rules of any stock exchange. If practicable, Owner shall provide prior notice to Sterling and the opportunity to consent (which consent shall not unreasonably be denied) to both the form and content of any press release, statement or other disclosure, of any type whatsoever, pertaining to the Property, the Data, this Agreement or Lessee’s operations hereunder that Owner is required by applicable law or the rules of any stock exchange to disclose.

10.	TITLE DEFECTS: TITLE DEFENSES: OWNER INTEREST

If—(1) in the opinion of Sterling’s counsel, Owner’s title is defective or less than as represented in Section 2 or (2) Owner’s title is contested or questioned by any person, entity, or governmental agency—and if Owner is unable or unwilling to promptly correct the defects or alleged defects in title, Sterling may attempt, with all reasonable dispatch, to perfect, defend, or initiate litigation to protect Owner’s title. In that event, Owner shall execute all documents and shall take such other actions as are reasonably necessary to assist Sterling in its efforts to perfect, defend, or protect Owner’s title. If title is less than as represented in Section 2, then (and only then) the costs and expenses of perfecting, defending, or correcting title (including, but without being limited to, the cost of attorney’s fees and the cost of releasing or satisfying any mortgages, liens, and encumbrances), shall be a credit against payments thereafter to be made to Owner under the provisions of Section 5 and 6 unless the encumbrance or dispute arises from Sterling’s failure to perform obligations hereunder (in which case such costs shall be borne by Sterling).

If the rights and title granted hereunder are less than the rights and full undivided title to the Property as represented in Section 2, then (1) all payments to be made to the Owner hereunder shall be reduced to the same proportion thereof as the undivided rights and title granted hereunder; and (2) Sterling shall be entitled to offset, against subsequent advance minimum royalties and Net Smelter Return royalties payable to Owner under this Agreement, the amount of all payments made to Owner in excess of Owner’s proper proportionate share prior to such time as it is determined that Owner owns less than the full undivided title to the Property.

Nothing herein contained and no notice or action that may be taken under this Section 10 shall limit or detract from Sterling’s right to terminate this Agreement at any time.

11.	FORCE MAJEURE

Sterling shall be excused from the performance of its obligations of every kind under this Agreement during such period or periods as performance may be rendered impossible by force majeure, with the exception of the making of any payments due as provided in Sections 5, 6 and Section 7. The time for performance of any obligation shall be extended for a period of time during which such performance was excused by reason of such force majeure. In addition, the Renewal Term shall be extended for all periods of force majeure. Force Majeure shall mean and include, without limitation, war or war conditions, fire or acts of nature, strikes or other labor controversies, accident, riots or civil commotion, casualty, government regulation or interference, inability to obtain labor, material, or equipment on the open market, delay in transportation, plant breakdown, or any other cause not reasonably within the control of Sterling and which, by the exercise of such due diligence as is commercially reasonable, Sterling is unable, wholly or in part, to prevent or overcome. Notwithstanding the foregoing, Sterling shall not be required to settle any strikes or labor disputes.

12.	TERMINATION

A. By Sterling. Sterling shall have the right to terminate this Agreement at any time by giving Owner written notice of Sterling’s election to so terminate. Any such notice of termination by Sterling shall be accompanied by a quitclaim deed conveying to Owner all of Sterling’s right, title and interest in and to the Property. Upon the giving of such notice, this Agreement shall automatically terminate without further action of the parties, and Sterling shall have no further rights or obligations hereunder other than such as have accrued prior to the date of such termination and those specified in Section 12C.

B. Default/Termination by Owner. If Sterling shall be in default in making any payment or performing any other obligation herein, Owner may give written notice to Sterling of such default, setting forth in such notice the nature and details of such default. Sterling shall have thirty (30) days after receiving a notice of default to remedy a default in payment, and forty-five (45) days after receiving a notice of default with respect to any other default in which to commence to cure such default and thereafter to diligently prosecute such cure until completion. If Sterling fails to cure or commence to cure the default within the times specified, or if Sterling fails to contest such default by written notice to Owner within thirty (30) days after receiving a notice of default from Owner, Owner may terminate this Agreement by written notice to Sterling. If Sterling contests the existence of a default, the Parties shall submit the matter to arbitration in accordance with Section 13 of this Agreement. If Sterling disputes the default and the matter is submitted to arbitration, this Agreement and all rights granted to Sterling under this Agreement shall not be terminated in whole or in part by Owner unless the arbitrators determine that Sterling is in default and thereafter Sterling fails to cure the default within the period specified in the arbitral decision or sixty (60) days after such default has been confirmed in arbitration, whichever is longer.

C. Removal of Equipment/ Reclamation. Following a termination of this Agreement pursuant to Section 12A. or 12B., Sterling shall have no further rights or obligations hereunder other than such as have accrued prior to the date of such termination, except as provided in this Section 12C. Sterling shall have one hundred and eighty (180) days from the termination of the Agreement to remove all structures, machinery, equipment, and other property of every description placed upon the Property, provided that Sterling shall not remove any underground ladders or timbers or stulls required for support of mine openings. All drill sites, roads and excavations made by Sterling shall be reclaimed according to prevailing state and federal regulations; provided, however, that drill, mining, and other roads, sites, and excavations, made by Sterling, need not be restored or filled, but shall be left in safe condition, provided that said safe condition shall be in full and complete accordance and compliance with all federal, state, county, and local regulations and ordinances pertaining to reclamation and the environment. Sterling’s obligations to perform reclamation work or comply with environmental regulations required as a result of its activities on the Property shall survive termination of this Agreement.

13.	ARBITRATION

Any controversy or claim arising out of, or in relation to, this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator(s) shall identify the prevailing party and shall award to the prevailing party its legal fees and other costs incurred in resolving the claim or dispute. Any related hearing or other proceeding shall be held in Spokane, Washington. The arbitrator(s) shall either be as mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited AAA Rules provided, that the arbitrators so selected shall be knowledgeable with respect to the mining industry.

14.	OPERATIONS AND WORK COMMITMENT

A. Operations. Sterling shall conduct its operations hereunder in a good and miner-like manner, and Sterling shall have cross-mining rights involving ores and minerals, waste materials, water, ventilation, mining machinery, mining equipment, and mining supplies as may be necessary, useful or convenient from time to time in the conduct of mining operations in, upon, or under the Property or in, upon, or under other properties owned or controlled by Sterling in the area. Sterling shall have the right of mixing or commingling, at any location and either underground, or at the surface, any ores, metals, minerals or mineral products from the Property and other properties, provided that Sterling shall determine the weight or volume of, sample, and analyze all such ores, metals, minerals or mineral products before the same are so mixed, or commingled. The weight or volume, and the analysis so derived, shall be used as the basis of allocation of Net Smelter Return production royalties payable to Owner under this Agreement in the event of a sale by Sterling of material so mixed or commingled.

All decisions with respect to the exploration, development, mining and processing of Minerals from the Property and the selling of ores, concentrates, or other products from the Property, including all decisions regarding the commencement, suspension, resumption, or termination of any operation, shall be made by Sterling in its sole discretion, as long as any such Operations are conducted in accordance with procedures acceptable in the mining and metallurgical industry and so long as Sterling complies with the express requirements of this Agreement. Whenever Sterling deems it necessary or advisable, it may discontinue or resume exploration, or development, from time to time during the term hereof. Owner and Sterling agree that vertical boundaries shall be applicable in determining ownership of ores or materials from the Property.

At Owner’s request, but not more often than six (6) month intervals, Sterling shall produce an accounting of monies spent and footage drilled on the Property for exploration work pursuant to this Section 14.

15.	NOTICES AND PAYMENTS

A. Notices. Any notice required to be given to Owner hereunder shall be delivered personally or given by registered or certified mail, return receipt requested, addressed as follows:

Timberline Resources Corporation

P.O. Box 5034 Spokane,

Washington 99205

and any notice given to TRC shall be delivered personally or given by registered or certified mail as follows:

Sterling Mining Company

2201 North Government Way

Professional Plaza, Suite E

Coeur d’Alene, Idaho 83814

or to such other addresses as hereafter shall be forwarded in writing by either party from time to time. Except as otherwise provided herein, service or notice or delivery of information shall be effective and complete upon personal delivery or upon the deposit thereof in the United States mail with postage prepaid and addressed as aforesaid.

B. Payments. Owner, for itself and its heirs, executors, administrators, successors and assigns, agrees that there shall at all times be kept in force with Sterling a designation, in writing and duly acknowledged, of the name and address of one agent to receive all payments due hereunder and to acknowledge receipt of same. Sterling may require reasonable evidence that any such designation is duly executed and acknowledged by and delivered on behalf of all the then Owners. Sterling shall not be obliged to deliver more than one check for each payment that becomes due under this Agreement except to replace a check lost or destroyed. Until the agent designated to receive payments on behalf of Owner is changed as herein provided, Sterling shall discharge its obligations to make payments hereunder by tending payment to the agent last duly designated hereunder by Owner.

16.	MEMORANDUM; GOVERNING LAW; CONSTRUCTION

The Parties shall execute and record a Memorandum of this Agreement in the real property records of Sanders County and Lincoln County, Montana. In the event of any conflict or inconsistency between this Agreement and the Memorandum, this Agreement shall control. This Agreement shall be governed by the laws of the State of Idaho, and by the rules and regulations of the United States of America applicable to the location and possession of, and title to, the mining claims subject hereto. The headings used in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

17.	WHOLE AGREEMENT; ASSIGNMENT AND TRANSFER

This Agreement and the Exhibits attached hereto set forth the entire, complete and final agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the Parties with respect to the subject matter of this Agreement, including but not limited to the Letter of Intent. No modification or alteration of this Agreement shall be effective unless reduced to writing and executed by the Parties. The Exhibits attached hereto are fully incorporated as if set forth herein.

This Agreement and the terms and the conditions hereof shall be freely assignable and shall be binding upon and extend to the successors, heirs, and assigns of the Parties; provided, however, that no transfer, assignment, or division of the royalties or monies payable or the rights hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of the Parties.

18.	LEGAL ADVICE

Owner expressly acknowledges that it has sought (or has had the opportunity to seek) the advice of Owner’s own legal counsel to assist Owner in negotiating and reviewing this Agreement. Owner expressly acknowledges that Owner is not relying on any oral or written statement (not expressly set forth in this Agreement) made by Sterling, its officers, employees or agents regarding any matters pertaining to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the date first above set forth.

OWNER:

TIMBERLINE RESOURCES CORPORATION, an Idaho corporation

By:	/s/ Stephen Goss
Stephen Goss, President

STERLING:

Sterling Mining Company,
an Idaho corporation

By:	/s/ Ray De Motte
Ray De Motte, President

STATE OF IDAHO	)
	:	ss.
COUNTY OF SHOSHONE	)

On this, the      day of                     , 2004 before me, the undersigned Notary Public, personally appeared Ray Demotte, known to me to be the President of Sterling Mining Company, and the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.

IN WITNESS THEREOF; I have hereunto set my hand and official seal.

My Commission Expires:	Notary Public

STATE OF WASHINGTON	)
	:	ss.
COUNTY OF SPOKANE	)

On this, the      day of                     , 2004 before me, the undersigned Notary Public, personally appeared Stephen Goss, known to me to be the President of Timberline Resources Corporation, and the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained therein on behalf of the corporation.

IN WITNESS THEREOF; I have hereunto set my hand and official seal.

My Commission Expires:
Notary Public

EXHIBIT “A”

To Mineral Lease Agreement Between

Sterling Mining Company and

Timberline Resources Corporation

Unpatented Lode Mining Claims (the “Property”)

Sanders and Lincoln County, Montana

Lucky Luke Claim Group

Sanders County, Montana

CLAIM NAME	BLM SERIAL NUMBER
LL-1	MTMMC 211740

LL-2	MTMMC 211741

LL-3	MTMMC 211742

LL-4	MTMMC 211743

LL-5	MTMMC 211744

LL-6	MTMMC 211745

LL-7	MTMMC 211746

LL-8	MTMMC 211747

LL-9	MTMMC 211748

LL-10	MTMMC 211749

LL-11	MTMMC 211750

LL-12	MTMMC 211751

LL-13	MTMMC 211752

LL-14	MTMMC 211753

LL-15	MTMMC 211754

LL-16	MTMMC 211755

LL-17	MTMMC 211756

SC-18	MTMMC 211777

CLAIM NAME	BLM SERIAL NUMBER
SC-19	MTMMC 211778

SC-20	MTMMC 211779

SC-21	MTMMC 211780

SC-22	MTMMC 211781

SC-23	MTMMC 211782

SC-24	MTMMC 211783

SC-25	MTMMC 211784

SC-26	MTMMC 211785

SC-27	MTMMC 211786

SC-28	MTMMC 211787

SC-29	MTMMC 211788

Minton Pass Claim Group Sanders County, Montana

MCP 5050	MTMMC 211434

MCP 5051	MTMMC 211435

MCP 5052	MTMMC 211436

MCP 5053	MTMMC 211437

MCP 5054	MTMMC 211438

MCP 5055	MTMMC 211439

MCP 5056	MTMMC 211440

MCP 5057	MTMMC 211441

MCP 5058	MTMMC 211442

MCP 5059	MTMMC 211443

CLAIM NAME	BLM SERIAL NUMBER
MCP 5150	MTMMC 211444

MCP 5151	MTMMC 211445

MCP 5152	MTMMC 211446

MCP 5153	MTMMC 211447

MCP 5154	MTMMC 211448

MCP 5155	MTMMC 211449

MCP 5156	MTMMC 211450

MCP 5157	MTMMC 211451

MCP 5158	MTMMC 211452

MCP 5159	MTMMC 211453

East Bull Claim Group Lincoln County, Montana

EB-2	MTMMC 211721

EB-4	MTMMC 211722

EB-6	MTMMC 211723

EB-8	MTMMC 211724

EB-10	MTMMC 211725

EB-11	MTMMC 211726

EB-12	MTMMC 211727

EB-13	MTMMC 211728

EB-14	MTMMC 211729

EB-15	MTMMC 211730

EB-16	MTMMC 211731

CLAIM NAME	BLM SERIAL NUMBER
EB-17	MTMMC 211732

EB-18	MTMMC 211733

EB-19	MTMMC 211734

EB-20	MTMMC 211735

EB-21	MTMMC 211736

EB-23	MTMMC 211737

EB-25	MTMMC 211738

EB-27	MTMMC 211739